                                  SCHEDULE 14A
                                (RULE 14-A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        INTERMEDIA COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                      N/A
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

                                      N/A
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

                                      N/A
          ----------------------------------------------------------------------
     (5)  Total fee paid:

                                      N/A
          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     -------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

                                      N/A
          --------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

                                      N/A
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     (4)  Date Filed:

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

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1998

[INTERMEDIA COMMUNICATIONS LOGO]

TO THE STOCKHOLDERS OF INTERMEDIA COMMUNICATIONS INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intermedia Communications Inc. (the "Company") will be held at the Camberley Plaza, 10221 Princess Palm Avenue, Tampa, Florida 33610, on Wednesday, May 20, 1998, at 10:30 a.m. Eastern Daylight Savings Time, for the purposes set forth below:

     (1) To elect one director for a term expiring in 2001 or when his successor has been duly elected and qualified;

     (2) To increase the number of shares of Common Stock authorized for issuance under the Company's Long-Term Incentive Plan from 2,500,000 shares to 4,500,000 shares;

     (3) To approve a proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 50,000,000 shares to 150,000,000 shares;

     (4) To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998; and

     (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Tuesday, April 1, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

     MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. SHOULD YOU ATTEND IN PERSON, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          ROBERT M. MANNING
                                          Secretary

April 13, 1998

                         INTERMEDIA COMMUNICATIONS INC.

                            ------------------------

                                PROXY STATEMENT

                              DATED APRIL 13, 1998

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 20, 1998

     The enclosed form of Proxy is solicited by the Board of Directors (the "Board") of Intermedia Communications Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company to be held at the Camberley Plaza, 10221 Princess Palm Avenue, Tampa, Florida 33610, on Wednesday, May 20, 1998, at 10:30 a.m. Eastern Daylight Savings Time, and at any and all adjournments thereof (the "Annual Meeting"). The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this Proxy Statement, is being paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by some regular employees of the Company. The Company expects to pay a fee of approximately $10,000 to Georgeson & Company, Inc. for the solicitation of proxies. In addition, the Company may reimburse brokers and other persons holding stock in the name of nominees for their expenses incurred in sending proxy materials to their principals and obtaining their proxies.


     Stockholders of record as of the close of business on April 1, 1998 (the "Record Date"), are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 20,465,271 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), the only securities outstanding of the Company entitled to vote at the Annual Meeting. Each share of Common Stock outstanding entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes (i.e. shares of Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular voting matter) with respect to any proposal are counted as shares represented and voted at the Annual Meeting only for the purpose of determining the number of shares required to approve a proposal. However, shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as a vote represented at the Annual Meeting for the purpose of determining the number of votes required to elect such nominee.


     Any stockholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation to the Company,
Attention: Secretary, by filing a new written appointment of a proxy with an officer of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting. UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR BROKER NON-VOTES AS DESCRIBED ABOVE), SHARES REPRESENTED BY EFFECTIVE PROXIES WILL BE VOTED (I) FOR THE ELECTION OF JOHN C. BAKER AS CLASS III DIRECTOR, (II) FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE PURSUANT TO AWARDS GRANTED UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN, (III) FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 150,000,000 SHARES, (IV) FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, AND
(V) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

     The Company's principal executive offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619. This Proxy Statement and accompanying form of Proxy will be first mailed to stockholders on or about April 13, 1998. The Annual Report of the Company for the fiscal year ended December 31, 1997, accompanies this Proxy Statement but is not part of the proxy soliciting materials.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The number of directors is currently set at four. The directors are divided into three classes: Class I, Class II and Class III. The members of each class are elected to serve a three-year term with the terms of office of the Class I, Class II, and Class III directors expiring at the Annual Meeting of Stockholders to be held in 1999, 2000, and 2001, respectively, or at such time as each director's successor has been duly elected and qualified. The Board has nominated John C. Baker as Class III director for election to the Board at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders in 2001, or at such time as his successor has been duly elected and qualified.

     THE BOARD RECOMMENDS A VOTE FOR MR. BAKER. IT IS INTENDED THAT PROXIES THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR THE NOMINEE WILL BE VOTED FOR THE ELECTION OF MR. BAKER AS CLASS III DIRECTOR. The affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting is necessary to elect the nominee. If the nominee should become unable or unwilling for any reason before the Annual Meeting to serve as a director, the proxies will be voted for such substitute nominee as may be nominated by the current Board. The Board has no reason to expect that Mr. Baker will not be a candidate for director at the Annual Meeting.

     The table below gives certain information concerning the nominee and the other directors:


                                      YEAR FIRST
                                       ELECTED/
                                      NOMINATED
             NAME               AGE    DIRECTOR       CLASS, NOMINEE OR CONTINUING DIRECTOR AND TERM
             ----               ---   ----------   ----------------------------------------------------
David C. Ruberg...............  52       1993      Class II Director with term expiring in 2000
John C. Baker.................  48       1988      Class III Director nominee for term expiring in 2001
George F. Knapp...............  66       1988      Class I Director with term expiring in 1999
Philip A. Campbell............  61       1996      Class II Director with term expiring in 2000


     Mr. Ruberg has been a director, President, and Chief Executive Officer of the Company since May 1993 and Chairman of the Board since March 1994. He was an independent consultant to the computer and telecommunications industries from September 1991 to May 1993. Mr. Ruberg was a Vice President and General Manager of Data General Corporation from 1989 until September 1991.

     Mr. Baker has been a director of the Company since February 1988. Mr. Baker has been the principal of Baker Capital Corp., a private equity investment firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of FORE Systems, Inc., FWT, Inc. and Resource Bancshares Mortgage Group, Inc., which are publicly traded corporations.

     Mr. Knapp has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1990, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

     Mr. Campbell has been a director of the Company since September 1996. Mr. Campbell retired from Bell Atlantic Inc. as director, Vice Chairman and Chief Financial Officer in 1991. Previously, he was President of New Jersey Bell, Indiana Bell, and Bell Atlantic Network Services.

MEETINGS AND COMMITTEES OF THE BOARD

     During 1997, the Board held 10 meetings and took several actions by unanimous written consent. All of the directors were in attendance at more than 75% of the meetings of the Board as well as all meetings of each committee of the Board on which they served. The Board has an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"); the Board does not have a nominating committee.


     The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the recommendation to the Board as to the selection of the Company's independent auditors, the scope of the annual audit procedures, general accounting policy matters and the performance of the Company's independent auditors. The Audit Committee is currently comprised of Messrs. Knapp and Campbell. During 1997, the Audit Committee held one meeting.

     The Compensation Committee reviews and approves executive compensation policies and practices, reviews salaries and bonuses for certain officers of the Company, administers the Company's 1992 Stock Option Plan, the Long-Term Incentive Plan, and considers other matters referred to it by the Board. The Compensation Committee is comprised of Messrs. Baker and Knapp. During 1997, the Compensation Committee held fifteen meetings.

COMPENSATION OF DIRECTORS

     Each year, directors who are not employees of the Company receive options to purchase Common Stock pursuant to the Company's Long-Term Incentive Plan. Each member of the Board who is not, on the date on which any option is to be granted to such member, an employee will be granted options in accordance with the formula specified within the Long-Term Incentive Plan. Options granted pursuant to the formula expire and cease to be of any force or effect on the earlier of the fifth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board. The directors who are not employees of the Company were granted the following options in 1997: in May 1997, Messrs. Knapp and Baker were granted options to purchase 1,000 shares of Common Stock at an exercise price of $28.00 per share, and in September 1997, Mr. Campbell was granted an option to purchase 1,000 shares of Common Stock at an exercise price of $37.75 per share, in each case the fair market value per share of the Common Stock on the grant date.

     Each director who is not also an employee of the Company receives a $12,000 annual retainer, $1,000 for each meeting (or $500 for each telephonic conference meeting) of the Board attended and $1,000 for each committee meeting (or $500 for each telephonic conference meeting) attended. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board.

                               EXECUTIVE OFFICERS

     The names of the current executive officers of the Company together with certain biographical information for each of them is set forth below:


            NAME               AGE                          POSITION
            ----               ---                          --------
David C. Ruberg..............  52   Chairman of the Board, President and Chief Executive
                                    Officer
Robert A. Rouse..............  49   Executive Vice President, Operations, Engineering and
                                    Information Systems
James F. Geiger..............  39   Senior Vice President, Chief Marketing Officer
Robert M. Manning............  38   Senior Vice President, Chief Financial Officer
Michael A. Viren.............  56   Senior Vice President, Strategic Planning, Regulatory and
                                    Industry Relations
Patricia A. Kurlin...........  43   Vice President, General Counsel


     David C. Ruberg has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

     Robert A. Rouse has served as Executive Vice President, Operations and Systems of the Company since October 1996. Prior to joining the Company, Mr. Rouse was Senior Vice President of Concert, a joint venture company of British Telecommunications and MCI Communications Company where he managed the engineering and operations of the Concert Global Networks from 1991 to 1996. Mr. Rouse held various executive management positions at MCI from 1986 to 1991, with responsibilities including product and network design, network and systems development, network planning, operations, provisioning, and customer services. From 1969 to 1986, he managed several subsidiaries of Rochester Telephone, now a part of Frontier Corporation. Mr. Rouse received his B.A. from the University of Rochester in 1971.


     James F. Geiger has served as Senior Vice President, Chief Marketing Officer of the Company since August 1995 and served as the Vice President of Alternate Channel Sales from March 1995 through August 1995. From 1990 to March 1995, Mr. Geiger was one of the founding principals of FiberNet USA, Inc. and FiberNet Telecommunications Cincinnati, Inc. (collectively, "FiberNet"), initially serving as Vice President of Sales & Marketing and subsequently serving as President. Beginning in 1984 and until joining FiberNet, Mr. Geiger held various sales and marketing management positions within Frontier Communication Inc.'s deregulated subsidiaries. Mr. Geiger began his career at Price Waterhouse. Mr. Geiger received his B.S. degree in accounting from Clarkson University.


     Robert M. Manning has served as Senior Vice President, Chief Financial Officer of the Company since September 1996. Mr. Manning joined the Company from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning is a graduate of Williams College, Williamstown, Massachusetts.

     Michael A. Viren has served as Senior Vice President, Strategic Planning, Regulatory, and Industry Relations of the Company since October 1996. Prior to his present position, he was Senior Vice President, Engineering and Information Systems from January 1996 to October 1996 and served as Vice President, Product Development from December 1992 through January 1996. Dr. Viren joined the Company in February 1991 as Director of Product Development. Dr. Viren worked for GTE Corporation from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design was Senior Vice President of Criterion, Inc., an economic consulting firm in Dallas, Texas and served as the Director of the Utility Division of the Missouri Public Service Commission. Dr. Viren taught economics for 10 years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Dr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

     Patricia A. Kurlin has served as Vice President, General Counsel of the Company since June 1996. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel of the Company and from September 1993 to September 1995, she served as Director of Governmental and Legal Affairs for the Company. Prior to joining the Company, Ms. Kurlin served as Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993. Ms. Kurlin received her J.D. from the Florida State University and a B.S. degree from the University of South Florida.


     No family relationship exists between any of the directors and executive officers of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY


     The Compensation Committee is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and practices. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chairman of the Board and Chief Executive Officer and each of the other officers of the Company.



     The Company's executive compensation programs are designed to enhance the value of the Company to stockholders and bondholders. This is accomplished through policies and practices which facilitate the achievement of the Company's performance objectives, provide compensation that will attract and retain the superior talent required by the Company's aggressive goals, and align the executive officers' interests with the interests of stockholders.


     The executive compensation program provides an overall level of compensation opportunity that is competitive within the telecommunications industry, as well as with a broader group of companies of comparable size and complexity. The Compensation Committee uses its discretion to set individual executive compensation at levels warranted in its judgment by industry practice, company performance, individual performance, and internal equity. It is the Company's philosophy to target annual cash compensation in the average range and total compensation in the third quartile as compared to industry practice.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program is comprised of base salary, annual cash incentive compensation, stock options, restricted stock awards and various benefits (including medical insurance and a 401K plan) generally available to all employees of the Company.

     Base Salary

     Base salary ranges for the Company's executive officers are set relative to companies in the telecommunications industry and other similar companies. In determining actual salaries, the Compensation Committee takes into account individual responsibilities, experience, performance and specific issues particular to the Company.

     Consistent with past practice, at the direction of the Compensation Committee, the Company's Human Resources department, with the assistance of an outside consultant firm (collectively, the "HR Group"), evaluated the salary range for each officer's position. The HR Group surveyed the compensation practices of telecommunications companies with business lines comparable to those of the Company and a broader sample of high growth, technology companies with comparable current and projected revenues. The Compensation Committee determined that individual officers' salaries should be targeted within a range of 20% above and below the average salary for officers in comparable positions within the industry, based on the experience and performance of the officer. After reviewing the results of these surveys and the individual performance of officers, the Compensation Committee recommended, and the Board approved, base salary increases for the Company's officers in line with the aforementioned guidelines.

     Annual Bonus


     To provide the Company's officers and other key employees with direct financial incentives to achieve the Company's annual and long-range goals, the Board currently maintains a performance based incentive compensation program for officers and other key employees. Early in each fiscal year, the Compensation Committee sets a target bonus for each officer which is set at the industry median level. The Compensation Committee approves several shared corporate objectives, individual objectives, and targets for each objective for each officer. The achievement of these objectives determines the officer's eligibility to receive the target bonus.


     In 1997, three equally weighted objectives were defined for every officer. They were (1) achieve or exceed planned revenue growth; (2) achieve or exceed planned EBITDA and (3) achieve or exceed planned "access line equivalent" installations.

     Based on 1997 actual results, the Compensation Committee determined to what degree the corporate and individual objectives had been met. The corporate objectives were achieved at the 150% performance level.

The achievement of individual objectives, of course, varied from individual to individual. As a result, the Compensation Committee approved bonus awards in 1997 to the Company's officers which ranged from a minimum of 50% to a maximum of 150% of target bonus.

     Stock Option Program

     The Company's 1992 Stock Option Plan and the 1996 Long-Term Incentive Plan (the "Plans") seek to align the long-term interests of officers, employees, directors, and consultants with the interests of stockholders. The Plans are designed to create a strong and direct link between compensation and stockholder return and to enable officers, employees, and directors to develop and maintain a significant, long-term ownership position in the Company. The Plans contribute to the Company's ability to attract and retain the best available personnel. They also provide additional incentive to officers, employees, directors and consultants to exert their maximum efforts toward the success of the Company.

     During 1997, the Board granted options to officers, employees, consultants, and directors to purchase an aggregate of 1,207,875 shares of Common Stock, of which options to purchase 330,000 shares were granted to officers. In recommending option grants for officers, the Compensation Committee was guided by the number of options required to attract and retain officers with the talent, experience and skill required to help the Company achieve its goals and to insure that the interests of these officers are aligned with those of the stockholders. In granting options to existing officers, the Committee considered the industry practices for similar positions, each officer's individual performance, level of responsibility, contribution to the Company's performance and the number of options previously granted to each officer.

     In May of 1997, the Board, on the advice of the Compensation Committee, repriced all non-director employee stock options granted before December 31, 1996 with exercise prices at or in excess of $29 to $25.875, the average of the high and low prices of the Common Stock on May 21, 1997. The repricing was deemed necessary to continue to provide non-cash incentives and retain key employees.

     Chief Executive Officer Compensation

     Consistent with past practice, at the direction of the Compensation Committee, the HR Group performed a detailed evaluation of Mr. Ruberg's salary. This evaluation analyzed compensation of chief executive officers of telecommunications companies with business lines comparable to those of the Company and high growth technology companies with comparable current and projected revenues. After reviewing the results of this evaluation, the performance of the Company under Mr. Ruberg's leadership, and the Company's aggressive plans for growth, the Compensation Committee recommended, and the Board approved, an increase of Mr. Ruberg's base salary to $400,000 year, effective January 1, 1998. This increase places Mr. Ruberg's salary at below the median level for comparable positions within the surveyed companies. Mr. Ruberg's base salary for 1997 was $310,000 per annum.


     Based on 1997 performance, the Compensation Committee recommended, and the Board approved, an incentive compensation bonus of $275,000 for Mr. Ruberg. This bonus was 135% of Mr. Ruberg's target bonus and 89% of his 1997 base salary. This bonus was determined in the same manner as that of other officers of the Company. Mr. Ruberg's bonus was based on the achievement against the planned revenue, EBITDA and access line targets, and two other objectives related to the positioning of the Company for long term growth.


     The Compensation Committee believes that Mr. Ruberg's compensation package is in line with industry and market size standards and appropriate in light of his past performance and the Company's aggressive plans for growth.

                                          JOHN C. BAKER
                                          GEORGE F. KNAPP

EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three years awarded to or earned by the Chief Executive Officer and certain other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                            ANNUAL COMPENSATION                      COMPENSATION AWARDS
                          ------------------------                 ------------------------
                                                                   RESTRICTED    SECURITIES
                                                     OTHER ANNUAL    STOCK       UNDERLYING    ALL OTHER
NAME AND PRINCIPAL           SALARY    BONUS(1)   COMPENSATION    AWARDS       OPTIONS     COMPENSATION
POSITION                  YEAR    ($)       ($)          ($)          ($)           (#)           ($)
------------------        ----  -------   --------   ------------  ----------    ----------   ------------
David C. Ruberg           1997  310,000   580,000        (2)              --      200,000         4,750(4)
  Chairman of the Board,  1996  275,000    67,500        (2)       2,975,000(3)        --         4,875(4)
  Chief Executive         1995  180,000    70,000        (2)              --       35,000         4,800(4)
  Officer,
  & President
Robert A. Rouse           1997  220,000    79,000        (2)       1,300,000(6)   120,000(7)         --
  Executive Vice          1996   43,542        --        (2)         577,500(8)   100,000            --
  President,
  Operations,
  Engineering and
  Information Systems(5)
James F. Geiger           1997  175,000    97,000        (2)         780,000(10)   40,000(11)     3,521(12)
  Senior Vice President,  1996  150,000    29,750        (2)              --       15,000         2,850(4)
  Sales(9)                1995  107,661     5,000        (2)              --       75,000        19,209(12)
Robert M. Manning         1997  200,000    35,000        (2)         780,000(14)  105,000(15)     1,500(4)
  Senior Vice President,  1996   65,000        --        (2)       1,076,250(16)   85,000            --
  Chief Financial
  Officer(13)
Michael A. Viren          1997  175,417    34,000        (2)              --       35,000(17)     4,750(4)
  Senior Vice President,  1996  135,000    18,750        (2)              --       15,000         4,613(4)
  Strategic Planning,     1995  105,000    15,000        (2)              --       15,000         3,573(4)
  Regulatory, and
  Industry Relations

---------------

 (1) Bonus figures represent amounts paid during listed fiscal year for prior fiscal year performance.

 (2) The amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported during 1997, 1996 or 1995.

 (3) The dollar amount listed represents the closing market price on the date of grant ($14.875) multiplied by the number of shares awarded. On January 26, 1996, Mr. Ruberg was granted a contingent restricted stock award (an "Award") under the Company's Long-Term Incentive Plan (the "Plan") covering 200,000 shares of Common Stock (the "Restricted Shares"). During 1996, each of the three distinct thresholds specified in the Award were achieved, and the shares were subsequently issued. On May 22, 1996, 66,667 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to May 22, 1996. On July 3, 1996, 66,667 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to July 3, 1996. On September 13, 1996, 66,666 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to September 13, 1996. All Restricted Shares vest only if Mr. Ruberg is still an employee of the Company on each vesting date. Dividends will be payable on the Restricted Shares only to the extent that dividends are payable on the shares of Common Stock. The Restricted Shares also become fully vested upon the occurrence of a change of control. As of December 31, 1997, the aggregate value of the Restricted Shares (including unvested Restricted Shares) was $11,664,600.

 (4) Consists of contributions made by the Company to Messrs. Ruberg's, Geiger's, Manning's and Viren's 401(k) plans.

 (5) Mr. Rouse joined the Company in October 1996.

 (6) The dollar amount listed represents the closing market price on the date of the grant ($26.000) multiplied by the number of shares awarded. On May 21, 1997, Mr. Rouse was granted a contingent restricted stock award (the "Rouse One Award") under the Plan covering 50,000 shares of Common Stock (the "Rouse One Restricted Shares"). During 1997, the threshold specified in the Rouse One Award was achieved, and the shares were subsequently issued. On August 26, 1997 50,000 Rouse One Restricted Shares were issued, which vest in equal increments of 833 shares per month over the five year period subsequent to August 26, 1997. All Rouse One Restricted Shares vest only if Mr. Rouse is still an employee of the Company on each vesting date. Dividends will be payable on the Rouse One Restricted Shares only to the extent that dividends are payable on the shares of Common Stock. The Rouse One Restricted Shares also become fully vested upon the occurrence of a change of control. As of December 31, 1997, the aggregate value of the Rouse One Restricted Shares (including unvested Rouse One Restricted Shares) was $3,037,500.

 (7) Includes options to purchase 100,000 shares of Common Stock which had been granted to Mr. Rouse in a prior year and which originally were exercisable at an exercise price of $29.125 per share. On May 21, 1997 the Company repriced the exercise price for options to purchase 593,950 shares, including these options, at $25.875 per share, which was the market price of the Common Stock at the date of the repricing. See "10-Year Option Repricings Table."

 (8) The dollar amount listed represents the closing market price on the date of the grant ($28.875) multiplied by the number of shares awarded. On September 20, 1996, Mr. Rouse was granted a contingent restricted stock award (the "Rouse Two Award") under the Plan covering 20,000 shares of Common Stock (the "Rouse Two Restricted Shares"). During 1997, the threshold specified in the Rouse Two Award was achieved, and the shares were subsequently issued. On July 8, 1997 20,000 Rouse Two Restricted Shares were issued, which vest in equal increments of 333 shares per month over the five year period subsequent to July 8, 1997. All Rouse Two Restricted Shares vest only if Mr. Rouse is still an employee of the Company on each vesting date. Dividends will be payable on the Rouse Two Restricted Shares only to the extent that dividends are payable on the shares of Common Stock. The Rouse Two Restricted Shares also become fully vested upon the occurrence of a change of control. As of December 31, 1997, the aggregate value of the Rouse Two Restricted Shares (including unvested Rouse Two Restricted Shares) was $1,215,000.

 (9) Mr. Geiger joined the Company in February, 1995.

(10) The dollar amount listed represents the closing market price on the date of the grant ($26.000) multiplied by the number of shares awarded. On May 21, 1997 Mr. Geiger was granted a contingent restricted stock award (the "Geiger Award") under the Plan covering 30,000 shares of Common Stock (the "Geiger Restricted Shares"). During 1997, the threshold specified in the Geiger Award was achieved, and the shares were subsequently issued. On August 26, 1997 30,000 Geiger Restricted Shares were issued, which vest in equal increments of 500 shares per month over the five year period subsequent to August 26, 1997. All Geiger Restricted Shares vest only if Mr. Geiger is still an employee of the Company on each vesting date. Dividends will be payable on the Geiger Restricted Shares only to the extent that dividends are payable on the shares on Common Stock. The Geiger Restricted Shares also become fully vested upon the occurrence of a change of control. As of December 31, 1997, the aggregate value of the Geiger Restricted Shares (including unvested Geiger Restricted Shares) was $1,822,500.

(11) Includes options to purchase 15,000 shares of Common Stock which had been granted to Mr. Geiger in a prior year and which originally were exercisable at an exercise price of $30.6875 per share. On May 21, 1997 the Company repriced the exercise price for options to purchase 593,950 shares, including these options, at $25.875 per share, which was the market price of the Common Stock at the date of the repricing. See "10-Year Option Repricings Table."

(12) Consists of reimbursement in the amount of $18,262 by the Company to Mr. Geiger of his relocation expenses and contributions made by the Company to Mr. Geiger's 401(k) plan.

(13) Mr. Manning joined the Company in September 1996.

(14) The dollar amount listed represents the closing market price on the date of the grant ($26.000) multiplied by the number of shares awarded. On May 21, 1997 Mr. Manning was granted a contingent restricted stock award (the "Manning One Award") under the Plan covering 30,000 shares of Common Stock (the "Manning One Restricted Shares") During 1997, the threshold specified in the Manning One Award was achieved, and the shares were subsequently issued. On August 26, 1997 30,000 Manning One Restricted Shares were issued, which vest in equal increments of 500 shares per month over the five year period subsequent to August 26, 1997. All Manning One Restricted Shares vest only if Mr. Manning is still an employee of the Company on each vesting date. Dividends will be payable on the Manning One Restricted Shares only to the extent that dividends are payable on the shares on Common Stock. The Manning One Restricted Shares also become fully vested upon the occurrence of a change of control. As of December 31, 1997, the aggregate value of the Manning One Restricted Shares (including unvested Manning One Restricted Shares) was $1,822,500.

(15) Includes options to purchase 85,000 shares of Common Stock which had been granted to Mr. Manning in a prior year and which originally were exercisable at an exercise price of $30.375 per share. On May 21, 1997 the Company repriced the exercise price for options to purchase 593,950 shares, including these options, at $25.875 per share, which was the market price of the Common Stock at the date of the repricing. See "10-Year Option Repricings Table."

(16) The dollar amount listed represents the closing market price on the date of the grant ($30.750) multiplied by the number of shares awarded. On August 27, 1996 Mr. Manning was granted a contingent restricted stock award (the "Manning Two Award") under the Plan covering 35,000 shares of Common Stock (the Manning Two Restricted Shares"). During 1997, the threshold specified in the Manning Two Award was achieved, and the shares were subsequently issued. On July 8, 1997 35,000 Manning Two Restricted Shares were issued, which vest in equal increments of 583 shares per month over the five year period subsequent to July 8, 1997. All Manning Two Restricted Shares vest only if Mr. Manning is still an employee of the Company on each vesting date. Dividends will be payable on the Manning Two Restricted Shares only to the extent that dividends are payable on the shares of Common Stock. The Manning Two Restricted Shares also become fully vested upon the occurrence of a change of control. As of December 31, 1997, the aggregate value of the Manning Two Restricted Shares (including unvested Manning Two Restricted Shares) was $2,126,250.

(17) Includes options to purchase 15,000 shares of Common Stock which had been granted to Mr. Viren in a prior year and which originally were exercisable at an exercise price of $30.6875 per share. On May 21, 1997 the Company repriced the exercise price for options to purchase 593,950 shares, including these options, at $25.875 per share, which was the market price of the Common Stock at the date of the repricing. See "10-Year Option Repricings Table."

STOCK OPTION GRANTS

     The following table summarizes the grants of options (including the repricing of previously granted options) during 1997 to Mr. Ruberg, Mr. Rouse, Mr. Geiger, Mr. Manning and Mr. Viren and the value of these options at the end of 1997.

                             OPTION GRANTS IN 1997

                                                                                           POTENTIAL REALIZABLE
INDIVIDUAL GRANTS                                                                            VALUE AT ASSUMED
---------------------------------------------------------------------------------------   ANNUAL RATES OF STOCK
                                               PERCENT OF TOTAL                           PRICE APPRECIATION FOR
                             NUMBER OF         OPTIONS GRANTED    EXERCISE                     OPTION TERM
                       SECURITIES UNDERLYING   TO EMPLOYEES IN     PRICE     EXPIRATION   ----------------------
NAME                    OPTIONS GRANTED(#)         1997(1)         ($/SH)       DATE          5%         10%
----                   ---------------------   ----------------   --------   ----------   ----------  ----------
David C. Ruberg......         200,000               16.56%        $25.875    5/21/2007    3,254,530   8,247,617
Robert A. Rouse......          20,000                1.66%        $22.750    1/30/2007      286,147     725,153
                              100,000(2)                          $25.875    9/26/2006    1,493,705   3,714,640
James F. Geiger......          25,000                2.07%        $24.813     1/6/2007      390,111     988,618
                               15,000(2)                          $25.875    6/27/2006      217,224     536,699
Robert M. Manning....          20,000                1.66%        $22.750    1/30/2007      286,147     725,153
                               85,000(2)                          $25.875    8/27/2006    1,257,822   3,121,824
Michael A. Viren.....          20,000                1.66%        $25.875    5/21/2007      325,453     824,762
                               15,000(2)                          $25.875    6/27/2006      217,224     536,699

---------------

(1) Does not include options granted prior to 1997 which were repriced during 1997.

(2) Options to purchase 100,000, 15,000, 85,000 and 15,000 shares of Common Stock which were granted to Messrs. Rouse, Geiger, Manning and Viren, respectively, in a prior year and which originally were exercisable at an exercise price of $29.125, $30.6875, $30.375 and $30.6875 per share, respectively. On May 21, 1997 the Company repriced the exercise price for options to purchase 593,950 shares, including these options, at $25.875 per share, which was the market price of the Common Stock at the date of the repricing. See "10-Year Option Repricings Table."

     AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR END OPTION VALUES


                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING        VALUE OF UNEXERCISED IN-
                               SHARES                         UNEXERCISED OPTIONS      THE-MONEY OPTIONS AT
                              ACQUIRED                       AT FISCAL YEAR END(#)      FISCAL YEAR END($)
                                 ON             VALUE            (EXERCISABLE/            (EXERCISABLE/
NAME                         EXERCISE(#)    REALIZED($)(1)       UNEXERCISABLE)         UNEXERCISABLE(2))
----                         -----------    --------------   ----------------------  ------------------------
David C. Ruberg............        --                --        241,504/  203,496     14,671,368/  12,362,382
Robert A. Rouse............        --                --         32,666/  87,334       1,984,460/  5,305,541
James F. Geiger............        --                --         49,999/  65,001       3,037,439/  3,948,811
Robert Manning.............        --                --         29,833/  75,167       1,812,355/  4,566,395
Michael A. Viren...........        --                --         67,650/  37,350       4,109,738/  2,269,013


---------------

(1) Based upon the market price on the date of each exercise.

(2) Based on a year end closing price of $60.75 per share.

                        10-YEAR OPTION REPRICINGS TABLE

     On May 21, 1997 the Company repriced the exercise price for options to purchase 570,950 shares pursuant to the 1996 Long Term Incentive Plan and 23,000 shares pursuant to the 1992 Stock Option Plan at

$25.875 per share, which was the market price of the Common Stock at the date of the repricing. The following table summarizes the repricing of previously granted options during 1997 to Messrs. Rouse, Geiger, Manning and Viren.

                                       NUMBER OF                                                      LENGTH OF
                                      SECURITIES    MARKET PRICE                                   ORIGINAL OPTION
                                      UNDERLYING      OF STOCK     EXERCISE PRICE                  TERM REMAINING
                                        OPTIONS      AT TIME OF      AT TIME OF                      AT DATE OF
                                      REPRICED OR   REPRICING OR    REPRICING OR    NEW EXERCISE    REPRICING OR
NAME                        DATE      AMENDED(1)    AMENDMENT($)    AMENDMENT($)      PRICE($)        AMENDMENT
----                        ----      -----------   ------------   --------------   ------------   ---------------
Robert Rouse............  5/21/1997      100,000       25.875           29.125         25.875           9.34
James Gieger............  5/21/1997       15,000       25.875          30.6875         25.875           9.11
Robert Manning..........  5/21/1997       85,000       25.875           30.375         25.875           9.27
Michael Viren...........  5/21/1997       15,000       25.875          30.6875         25.875           9.11

EMPLOYMENT AGREEMENTS


     Mr. Ruberg is employed as President, Chief Executive Officer and Chairman of the Board of the Company pursuant to an employment agreement dated as of May 1, 1993, as amended from time to time (the "Agreement"). The Agreement provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation.") Either party may terminate the Agreement upon at least 15 days notice provided that, in the case of termination by the Company without cause, Mr. Ruberg is entitled to receive his base salary, together with health and insurance benefits, for either a 12 or 18 month period depending on certain factors set forth in the Agreement. Mr. Ruberg is subject to confidentiality and non-competition restrictions during the employment term and for a period of 18 months following the termination of his employment. The non-competition restrictions apply to Florida and to any other state into which the Company plans, within the year following termination, to provide its services. On May 5, 1993, Mr. Ruberg was granted a ten-year Option (the "Ruberg Option") to purchase 200,000 shares of Common Stock at an exercise price of $9.25 per share, exercisable as to 1/60 of the underlying shares on June 5, 1993 and 1/60 of the underlying shares on the fifth day of each subsequent month through May 5, 1998. Upon the occurrence of a change in control (as defined in the Ruberg Option), the unvested portion of the Ruberg Option will become fully vested. In addition, on November 8, 1994, June 7, 1995 and May 21, 1997, respectively, Mr. Ruberg was granted ten-year options to purchase up to 30,000, up to 35,000 and up to 200,000 shares of Common Stock at exercise prices of $10.25, $9.50 and $25.875 per share, respectively; upon the occurrence of a change in control (as defined under the plans under which these options were granted), the unvested portion of these options will become fully vested.


     On January 26, 1996, Mr. Ruberg was granted a contingent restricted stock award (an "Award") covering 200,000 shares of Common Stock ("Restricted Shares"). Under the terms of the Award, Restricted Shares would be issued only if substantial specified increases in stockholder value were obtained by specified dates. Over the course of 1996, each of the three distinct thresholds specified in the Award were achieved, and the shares were subsequently issued. On May 22, 1996, 66,667 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to May 22, 1996. On July 3, 1996, 66,667 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to July 3, 1996. On September 13, 1996, 66,666 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to September 13, 1996. All Restricted Shares vest only if Mr. Ruberg is still an employee of the Company on each vesting date. Upon the occurrence of a change of control (as defined in the Award), the unvested portion of the issued Restricted Shares will become fully vested.


     Mr. Rouse is employed as Executive Vice President of the Company pursuant to a letter agreement dated September 23, 1996 (the "Rouse Letter"). The Rouse Letter provides for a hiring bonus, a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation -- Annual Bonus.") In the case of either (i) a change of control of the Company and either (a) the termination of Mr. Rouse's employment by the Company or (b) Mr. Rouse's voluntary termination of his employment as a result of a substantial diminution of his position and responsibilities or (ii) the termination of Mr. Rouse's employment by the Company without cause, Mr. Rouse is entitled to receive his base salary for a 12 month period. In connection therewith, Mr. Rouse was granted a ten-year Option (the "Rouse Option") to purchase 100,000 shares of Common Stock at an exercise price of $29.125 per share, exercisable as to 1/60 of the underlying shares on October 20, 1996 and 1/60 of the underlying shares on the fifth day of each subsequent month through September 20, 2001. Upon the occurrence of a change in control, the unvested portion of the Rouse Option will become fully vested. The exercise price for the Rouse Option was reduced in May 1997 to $25.875 per share. At the same time, Mr. Rouse was granted a contingent restricted stock award covering 20,000 shares of Common Stock. Under the terms of the award, restricted shares would be issued only if a substantial specified increase in stockholder value were obtained by a specified date. The threshold has been achieved, and on July 8, 1997, 20,000 restricted shares were issued, which vest in equal increments over the five-year period subsequent to July 8, 1997. All restricted shares vest only if Mr. Rouse is still an employee of the Company on each vesting date. Upon the occurrence of a change of control, the unvested portion of the issued restricted shares will become fully vested.


     Mr. Manning is employed as Senior Vice President and Chief Financial Officer of the Company pursuant to a letter agreement dated August 27, 1996 (the "Manning Letter"). The Manning Letter provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation -- Annual Bonus.") In the case of the termination of Mr. Manning's employment by the Company without cause, Mr. Manning is entitled to receive his base salary for a 12 month period. At the same time, Mr. Manning was granted a ten-year Option (the "Manning Option") to purchase 85,000 shares of Common Stock at an exercise price of $30.75 per share, exercisable as to 1/60 of the underlying shares on September 27, 1996 and 1/60 of the underlying shares on the fifth day of each subsequent month through August 27, 2001. Upon the occurrence of a change in control, the unvested portion of the Manning Option will become fully vested. The exercise price for the Manning Option was reduced in May 1997 to $25.875 per share. At the same time, Mr. Manning was granted a contingent restricted stock award covering 35,000 shares of Common Stock. Under the terms of the award, restricted shares would be issued only if a substantial specified increase in stockholder value were obtained by a specified date. The threshold has been achieved, and on July 8, 1997, 35,000 restricted shares were issued, which vest in equal increments over the five-year period subsequent to July 8, 1997. All restricted shares vest only if Mr. Manning is still an employee of the Company on each vesting date. Upon the occurrence of a change of control, the unvested portion of the issued restricted shares will become fully vested. On September 4, 1996, Mr. Manning borrowed an aggregate of $122,000 from the Company in connection with certain relocation expenses incurred by Mr. Manning as a result of his commencement of employment with the Company. The aggregate amount borrowed by Mr. Manning is forgiven ratably by the Company over the 12-month period commencing September 4, 1996. As of September 4, 1997, the relocation balance had been repaid in full. Pursuant to this arrangement, Mr. Manning will be reimbursed for the payment of taxes on such relocation allowance.


     On May 21, 1997, Messrs. Rouse, Geiger and Manning were granted contingent restricted stock awards covering 50,000, 30,000 and 30,000 shares of Common Stock, respectively. Under the terms of the awards, restricted shares would be issued only if a substantial specified increase in stockholder value were obtained by a specified date. The threshold has been achieved, and on August 26, 1997, 50,000, 30,000 and 30,000 restricted shares were issued to Messrs. Rouse, Geiger and Manning, respectively, which vest in equal increments over the five-year period subsequent to August 26, 1997. All restricted shares vest only if Mr. Rouse, Geiger or Manning, as applicable, is still an employee of the Company on each vesting date. Upon the occurrence of a change of control, the unvested portion of the issued restricted shares will become fully vested.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the Compensation Committee was comprised of Messrs. Baker and Knapp. No member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

                              BENEFICIAL OWNERSHIP

     The following table sets forth, as of April 1, 1998, certain information with respect to (i) those persons or groups known to the Company to be the beneficial owners of more than five percent of the Common Stock, (ii) each of the directors of the Company, including the nominee for director, (iii) the Company's executive officers named in the summary compensation table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.


                                                                                      PERCENT OF
                                                              AMOUNT AND NATURE OF   COMMON STOCK
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP   OUTSTANDING
                  ------------------------                    --------------------   ------------
Putnam Investments, Inc.....................................       2,450,020(1)          12.0%
  One Post Office Square
  Boston, Massachusetts 02109
FMR Corp....................................................       2,325,810(2)          11.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
Massachusetts Financial Services Corp.......................       1,515,931(3)           7.4%
  500 Boylston Street
  Boston, Massachusetts 02116
Waddell & Reed, Inc.........................................       1,360,900(4)           6.6%
  6300 Lamar Ave.
  Overland, Kansas 66202
Freddy Nolan................................................       1,024,973(5)             5%
  801 North 31st Street
  Monroe, LA 71201
David C. Ruberg.............................................         433,417(6)           2.1%
John C. Baker...............................................          35,005(7)             *
George F. Knapp.............................................          21,038(8)             *
Philip A. Campbell..........................................           8,667(9)             *
Robert A. Rouse.............................................         110,667(10)            *
James F. Geiger.............................................         141,779(11)            *
Robert M. Manning...........................................          93,198(12)            *
Michael A. Viren............................................          73,350(13)            *
All executive officers and directors as a group (9
  persons)..................................................         931,662(14)          4.6%


---------------

   * Less than 1%

 (1) Based upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on January 16, 1998.

 (2) Based upon set forth in a Schedule 13G filed with the SEC on October 10, 1997.

 (3) Based upon set forth in a Schedule 13G filed with the SEC on February 12, 1998.

 (4) Based upon information set forth in a Schedule 13G filed with the SEC on January 30, 1998.


 (5) 52,581 shares of Common Stock (the "Purchase Price Escrow Shares") that were acquired by the former shareholders of the Long Distance Savers group of companies ("LDS"), including 20,110 shares attributable to Mr. Nolan, are held by an escrow agent (the "Escrow Agent") until a final determination of the adjustments to the purchase price for the acquisition of LDS is determined. After such final determination, the Purchase Price Escrow Shares will either be released to the former shareholders of LDS, including to Mr. Nolan, or returned to the Company and subsequently canceled. 87,634 shares of Common Stock (the "Indemnity Escrow Shares") that were acquired by the former shareholders of

     LDS, including 33,516 shares attributable to Mr. Nolan, are held by the Escrow Agent as security for certain indemnification obligations of the former shareholders of LDS, including Mr. Nolan, pursuant to the acquisition agreement for the acquisition of LDS. For a period of three years following March 31, 1998 (the "Indemnification Period"), the Company may assert claims for indemnification against the Indemnity Escrow Shares. At the expiration of the Indemnification Period, the Escrow Agent shall deliver any remaining Indemnity Escrow Shares to the former shareholders of LDS, including Mr. Nolan.



 (6) Includes 133,334 shares subject to certain vesting requirements under the Award and 261,417 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 103,583 shares subject to options that are not exercisable within 60 days of April 1, 1998.


 (7) Includes 24,167 shares of Common Stock and 10,838 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 4,109 shares subject to options that are not exercisable within 60 days of April 1, 1998.

 (8) Includes 2,857 shares of Common Stock and 18,181 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 4,109 shares subject to options that are not exercisable within 60 days of April 1, 1998.

 (9) Includes 8,667 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 3,333 shares subject to options that are not exercisable within 60 days of April 1, 1998.


(10) Includes 10,499 shares of Common Stock, 61,501 shares subject to certain vesting requirements under their awards and 38,667 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 81,333 shares subject to options that are not exercisable within 60 days of April 1, 1998.



(11) Includes 26,500 shares subject to certain vesting requirements under their award and 59,530 shares of Common Stock and 55,749 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 59,251 shares subject to options that are not exercisable within 60 days of April 1, 1998.



(12) Includes 56,834 shares subject to certain vesting requirements under their awards and 9,866 shares owned and 26,498 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 69,917 shares subject to options that are not exercisable within 60 days of April 1, 1998.


(13) Includes 69,649 shares of Common Stock and 3,701 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 33,650 shares subject to options that are not exercisable within 60 days of April 1, 1998.


(14) Includes 278,169 shares of Common Stock subject to certain vesting requirements under awards, 215,234 shares of Common Stock and 438,259 shares subject to options exercisable as of April 1, 1998 or within 60 days thereafter. Excludes 457,244 shares subject to options that are not exercisable within 60 days of April 1, 1998.

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative stockholder return on the Common Stock since December 31, 1992 with the cumulative total return on the NASDAQ Stock Market Index and NASDAQ Telecommunications Industry Index over the same period (assuming an investment of $100 in the Common Stock, the NASDAQ Stock Market and NASDAQ Telecommunications Stocks on December 31, 1992, and reinvestment of all dividends).(1)

                                                                                NASDAQ
        Measurement Period             Intermedia        NASDAQ Stock     Telecommunications
      (Fiscal Year Covered)          Communications         Market              Stock
Dec. 1992                                 $100                $100               $100
Dec. 1993                                 $158                $115               $154
Dec. 1994                                 $181                $112               $129
Dec. 1995                                 $269                $159               $169
Dec. 1996                                 $396                $195               $172
Dec. 1997                                 $935                $240               $255

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, based solely on review of the copies of reports furnished to the Company during 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that David C. Ruberg, the Chairman of the Board, President, and Chief Executive Officer of the Company, inadvertently failed to file his Form 5 with respect to the year ended December 31, 1997 until March 1998.

---------------

(1) Total return calculation for the NASDAQ Stock Market Index (U.S. Companies) and NASDAQ Telecommunications Industry Index are based upon the January 1998 NASDAQ Stock Market Bulletin entitled: "CRSP Total Return Indexes for The Nasdaq Stock market."

                                 PROPOSAL TWO:

                  INCREASE THE NUMBER OF SHARES AUTHORIZED FOR
                ISSUANCE UNDER THE COMPANY'S LONG TERM INCENTIVE
                 PLAN FROM 2,500,000 SHARES TO 4,500,000 SHARES

PROPOSED AMENDMENT


     In March 1998, the Board adopted, subject to stockholder approval, an amendment (the "Plan Amendment") to the Company's Long-Term Incentive Plan, as amended (the "Plan"), increasing the aggregate number of shares of Common Stock authorized for issuance under the Plan from 2,500,000 to 4,500,000. Based on the recommendation of the Compensation Committee, the Board believes that options and other stock awards have been, and will continue to be, an important compensation element in attracting and retaining key employees. As of April 1, 1998, options to purchase an aggregate of 1,519,006 shares of Common Stock were issued and outstanding under the Plan, and 533,851 shares of Common Stock remained available for future grants of options. In addition, as of April 1, 1998, options to purchase an aggregate of 907,795 shares of Common Stock having an aggregate market value of $70,395,388 were issued and outstanding under the Company's 1992 Stock Option Plan.



     If the Plan Amendment is approved, the Plan would cover an aggregate of 4,500,000 shares of Common Stock having an aggregate market value, as of April 1, 1998, of $348,187,500 and after taking into account awards made under the Plan through April 1, 1998, an aggregate of 2,533,851 shares having an aggregate market value as of April 1, 1998 of $196,056,721 would be available for future issuance. The Board has authorized a 2 for 1 stock split (the "Stock Split"), subject to the increase of the authorized Common Stock pursuant to Proposal Three. See "Proposal Three." If the increase is authorized and the Stock Split is effectuated, each option currently exercisable for one share automatically would be adjusted so that upon exercise the optionholder would receive two shares. Consequently, if the Plan Amendment is approved, after giving effect to the Stock Split, the Plan would cover an aggregate of 9,000,000 shares of Common Stock having an aggregate market value, as of April 1, 1998, of $348,187,500 and after taking into account awards made under the Plan through April 1, 1998, an aggregate of 5,067,702 shares having an aggregate market value as of April 1, 1998 of $196,056,721 would be available for future issuance.


     The Board believes that the increase in authorized shares is necessary to enable it to continue to make awards under the Plan to attract and retain key employees. The affirmative vote of a majority of shares of Common Stock present or represented by Proxy and entitled to vote at the Annual Meeting is required for approval of the Plan Amendment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PLAN AMENDMENT

DESCRIPTION OF LONG-TERM INCENTIVE PLAN

     GENERAL


     The Plan was adopted in 1996 and, as amended in 1997, provides for the grant of options to acquire an aggregate of 2,500,000 shares of Common Stock (4,500,000 after approval of the Plan Amendment and 9,000,000 if the Stock Split is effectuated as well) to employees, officers or directors of, or consultants to, the Company or its subsidiaries. The Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs") and restricted stock. Officers, directors and consultants who are not also employees of the Company or any subsidiary thereof may only be granted Non-ISOs. As of April 1, 1998, the Company had granted the following awards under the Plan: options to purchase 445,000 shares and contingent restricted stock awards of 365,000 shares to the current executive officers, options to purchase 36,000 shares to the current directors who are not executive officers (including options to purchase 12,000 shares to the nominee for director) and options to purchase 1,136,467 shares to all employees and officers other than the current executive officers.

     The Compensation Committee administers the Plan and has full power and authority take any and all other actions deemed necessary or desirable for the proper administration of the Plan and the effectuation of its purposes. The Compensation Committee has authority to select those employees, officers, and consultants whose performances it determines significantly promote the success of the Company to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto, and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

     AWARDS

     Non-Qualified and Incentive Stock Options. Options may be granted under the Plan. Awards may be ISOs or Non-ISOs. The exercise price of options will be set by the Compensation Committee and stated in the option agreement and may not be less than 100% of fair market value of the underlying shares on the date of grant. The exercise price may be paid in cash or by delivery of the Company's Common Stock or pursuant to a broker-assisted "cashless exercise" program if established by the Company. Such a program would enable an optionee to finance through an independent broker the exercise of his or her option and then either sell the shares of Common Stock underlying the option or hold them in an account with the broker who financed the exercise of such option. Options may also contain a stock appreciation right permitting the recipient to receive the difference between exercise price per share and the market value on the date of surrender.

     Restricted Stock. Awards of Common Stock granted under the Plan may be subject to forfeiture until such restrictions, terms and conditions as the Compensation Committee may determine lapse or are fulfilled, as the case may be. Grants may consist of newly issued Common Stock, Common Stock held in treasury or a combination thereof. The Compensation Committee will determine how the price for the Common Stock, if any, may be paid. Generally a participant obtaining a restricted stock award will have all the rights of a shareholder while the Common Stock is subject to restrictions, including the right to vote the Common Stock and to receive dividends. Restricted Common Stock will be issued in the name of the participant and held in escrow until any applicable restrictions lapse or terms and conditions are fulfilled, as the case may be. Until the restrictions are eliminated, restricted Common Stock may not be transferred.

     Dividend Equivalent Award. The Compensation Committee may grant an award that represents the right to receive a dividend or its equivalent with respect to any new or previously existing award, which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the Common Stock delivered to the recipient, calculated from the date of award and accounted for as if reinvested in Common Stock on the dividend payment dates. This type of award may be paid in the form of Common Stock, cash or a combination of both.

     Stock Appreciation Rights. The Compensation Committee may award SARs, which may or may not be granted together with Options, under the Plan. Generally SARs permit the holder thereof to receive an amount (in cash, Common Stock or a combination thereof) equal to the number shares of Common Stock with respect to which SARs are exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price. In general, the exercise of any portion of the SARs or any related option will cause a corresponding reduction in the number of shares of Common Stock remaining subject to SARs and related option.

     Other Stock Based Awards. The Compensation Committee may grant Common Stock or other Common Stock based awards that are related to or similar to the awards described above.

     Formula Awards. The Plan provides automatic grants to Non-Employee Directors of the Company pursuant to a formula. The Plan provides that each member of the Board who is not, on the date on which any option is to be granted to such member pursuant to the formula, an employee (a "Non-Employee Director") will be granted options in accordance with the following formula: (i) an option to acquire 10,000 shares of Common Stock will be granted on the Grant Date (defined below) at the Exercise Price (defined below), which option will become exercisable, so long as the Non-Employee Director continues to be a member of the Board, as to one-third of the shares on the January 1 next following the Grant Date and an additional one-third of the shares on each January 1 thereafter; and (ii) an option to acquire 1,000 shares of Common Stock will be granted on the Grant Date and on each anniversary thereof at the Exercise Price, which options will be exercisable immediately upon grant. In the event a Non-Employee Director fails to attend at least 75% of the Board meetings in any calendar year commencing with calendar year 1996, such person automatically forfeits his right to exercise that portion of the option provided for in clause (i) above that would have otherwise become exercisable on the next following January 1 which portion shall cease to be of any force or effect. For purposes of the formula, "Grant Date" means with respect to each Non-Employee Director the earlier of the date the Plan is approved by both the Board and the shareholders) or the date of his or her election to the Board and "Exercise Price" means (x) the closing market price of the Common Stock on the Grant Date, or, if there were no sales on such date, then the next preceding date on which such closing market price was recorded, with respect to each option granted pursuant to clause (i) above and
(y) the closing market price of the Common Stock on each date of grant (or if there were no sales on such date, then on the next preceding date on which such closing market price was recorded) with respect to options granted pursuant to clause (ii) above. Options granted pursuant to the formula expire and cease to be of any force or effect on the earlier of the fifth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code, and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

     The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act (ERISA), nor is it qualified under Section 401(a) of the Code.

     Non-Incentive Stock Options. If an option is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the option is granted. On exercise of a stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a stock option will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the stock option.

     Incentive Stock Options. If an ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the holder will generally recognize ordinary income, and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

     Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Plan will be includible in the holder's ordinary income and the Company will be entitled to a deduction for such amount.

     Restricted Shares. If restricted shares are awarded in accordance with the terms of the Plan, no income will be recognized by such holder at the time such award is made. A Plan participant who is awarded restricted shares will be required to include in his ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, plus the amount of any dividend equivalents on such restricted shares, less any amount paid therefor, except that the holder may elect to include in his ordinary income, as compensation, at the time the restricted shares are first issued the fair market value of such restricted shares at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restriction will be includible in the holder's ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.

                                PROPOSAL THREE:

                 APPROVAL OF CHANGES TO THE COMPANY'S RESTATED
                  CERTIFICATE OF INCORPORATION TO INCREASE THE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors of the Company has approved submission to the stockholders of proposed amendments to the Company's Certificate of Incorporation which would increase the authorized Common Stock from 50,000,000 share to 150,000,000 shares.


     The Company's authorized capital stock currently consists of 50,000,000 shares of Common Stock, and 2,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). On April 1, 1998, there were 20,465,271 shares of Common Stock outstanding. On a fully-diluted basis, at that date, the Company had outstanding 33,382,584 shares of Common Stock after giving effect to (a) the exercise of all the outstanding options and warrants, including all options issued pursuant to the 1992 Stock Option Plan and the Plan, and the conversion of all outstanding shares of convertible preferred stock and (b) the consummation of the acquisition of National Telecommunications of Florida, Inc. and its affiliate ("National") and the issuance of shares to the current stockholders of National in connection therewith. The Company has reserved an additional 553,851 shares of Common Stock for issuance pursuant to the Plan and also plans to reserve 2,000,000 shares of Common Stock for issuance pursuant to the Plan, subject to stockholder approval. See "Proposal Two." There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.



     The management of the Company believes that it is appropriate to have additional shares of Common Stock available for issuance in transactions which are in the best interest of the Company. Management believes that the Company will require additional capital to finance its projected growth. The increase in authorized Common Stock will provide the Company with the flexibility necessary to achieve the desired growth by either financing such expansion through the issuance of Common Stock in the public markets, to strategic investors or in connection with acquisitions. Other than the acquisition of National, no agreement to acquire or effect any material acquisition has been reached and the Company is not presently considering the issuance of any additional shares of Common Stock, except pursuant to the Stock Split, the Plans and the options granted thereunder, and corporate financings.



     The authorized but unissued shares of Common Stock could be used to impede a change of control of the Company. Under certain circumstances, such shares could be used to deter persons seeking to effect a takeover or otherwise gain control of the Company. For example, shares of Common Stock could be issued upon the acquisition by a third party of a specified percentage of the Company's voting stock. The issuance of the additional shares would dilute the voting power of the acquiror, and would make subsequent transactions the acquiror may wish to effect more difficult or costly. Use of the Common Stock in the foregoing manner may be disadvantageous to stockholders who would deem the attempted takeover efforts desirable. (The Board is not currently aware of any planned takeover efforts.) Issuances of additional shares may also be used to prevent or discourage offers to purchase blocks of Common Stock, the results of which purchases may cause uncharacteristic or artificial changes in the market price of the Common Stock.



     The management of the Company also believes that it is appropriate to have additional shares of Common Stock available in order to have a sufficient number of authorized shares available to effectuate the 2 for 1 Stock Split. Management believes that by effectuating the Stock Split, the trading volume for the Common Stock will likely be increased, resulting in greater liquidity and potentially a greater market for the Common Stock. As there are on a fully-diluted basis, as set forth above, 33,382,584 shares of Common Stock and at present there are only 50,000,000 shares of authorized Common Stock the Stock Split will not be effectuated unless this proposal is approved. The Company will not seek further authorization from its stockholders prior to the Stock Split and the issuance of its Common Stock, except as may be otherwise required by law.


     The affirmative vote of a majority of all outstanding shares present or represented by Proxy and entitled to vote at the Annual Meeting is required for the approval of this amendment to the Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 PROPOSAL FOUR:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, at which time such representative will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998 requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by the Audit Committee of the Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to submit proposals for inclusion in the Proxy Statement for the Company's Annual Meeting to be held in 1999 must comply with and meet the requirements of Regulation 14A-8 of the Securities Exchange Act of 1934, as amended, which requires, among other things that any proposal be received by the Company at the Company's principal executive office, 3625 Queen Palm Drive, Tampa, Florida 33619, Attention: Secretary, on or before December 14, 1998.

                                 OTHER MATTERS

     The Company knows of no matters other than the matters described above which will be presented at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons voting the proxies will vote them as they deem in the best interest of the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    ROBERT M. MANNING
                                                        Secretary

April 13, 1998
                            ------------------------

     THE COMPANY INCORPORATES BY REFERENCE ITEMS 7, 8 AND 9 OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (THE "FORM 10-K"). THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE FORM 10-K INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO (EXCEPT EXHIBITS) TO EACH OF THE COMPANY'S STOCKHOLDERS UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES AT 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619,
ATTENTION: INVESTOR RELATIONS. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP AS OF APRIL 1, 1998.

                                                                        APPENDIX


PROXY                   INTERMEDIA COMMUNICATIONS, INC.
                  3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 20, 1998

    The undersigned hereby appoints Robert M. Manning and James F. Geiger, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Intermedia Communications, Inc. (the "Company") to be held on May 20, 1998, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

1. ELECTION OF DIRECTOR.

  NOMINEE: John C. Baker

        [ ]  FOR Nominee listed above   [ ] WITHHOLD AUTHORITY to vote for
                                            Nominee listed above

2. INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN FROM 2,500,000 SHARES TO 4,500,000 SHARES.

  [ ] FOR the increase of the number of shares authorized under the Company's Long-Term Incentive Plan.

  [ ] AGAINST the increase of the number of shares authorized under the Company's Long-Term Incentive Plan.

  [ ]  ABSTAIN.
3. APPROVE A PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 150,000,000 SHARES.

  [ ] FOR the amendment to the Company's Restated Certificate of Incorporation, as amended.

  [ ] AGAINST the amendment to the Company's Restated Certificate of Incorporation, as amended.

  [ ]  ABSTAIN.
                          (continued on reverse side)

4. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

  [ ]  FOR the ratification of Ernst & Young.

  [ ]  AGAINST the ratification of Ernst & Young.

  [ ]  ABSTAIN.
5. ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

   If no specification is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4 listed above.

                                                  Dated:                  , 1998
                                                        -----------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

                                                  Please sign exactly as name
                                                  appears above. For joint
                                                  accounts, each joint owner
                                                  must sign. Please give full
                                                  title if signing in a
                                                  representative capacity.

               [ ] PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE